Exhibit 8.1
WNS (HOLDINGS) LIMITED
LIST OF SUBSIDIARIES

S/No.	Name of Subsidiary	Place of Incorporation

1.	WNS Global Services Netherlands Cooperative U.A.	The Netherlands

2.	WNS North America, Inc.	Delaware, USA

3.	WNS Global Services (UK) Limited	United Kingdom

4.	Town & Country Assistance Limited	United Kingdom

5.	Business Applications Associates Limited	United Kingdom

6.	WNS (Mauritius) Limited	Mauritius

7.	WNS Global Services (Romania) S.R.L.	Romania

8.	WNS Philippines Inc.	Philippines

9.	WNS Global Services Philippines, Inc.	Philippines

10.	WNS Mortgage Services Private Limited	India

11.	WNS Workflow Technologies Limited	United Kingdom

12.	Chang Limited	United Kingdom

13.	Accidents Happen Assistance Limited	United Kingdom

14.	Business Applications Associates, Inc	Delaware, USA

15.	Baizan International Software Technology (Beijing) Co. Ltd.	China

16.	WNS Capital Investment Limited	Mauritius

17.	WNS Global Services (Private) Limited	Srilanka

18.	WNS Customer Solutions (Singapore) Private Limited	Singapore

19.	WNS Customer Solutions (Private) Limited	Srilanka

20.	WNS Global Services Private Limited	India

21.	WNS Customer Solutions North America, Inc.	Delaware, USA

22.	WNS BPO Services Costa Rica, S.A.	Costa Rica

23.	WNS Global Services (Australia) Pty Ltd	Australia